THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN 46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release: Friday, August 12, 2005

Contact:	Robert D. Heuchan, President and CEO
Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP RELEASES EARNINGS

Franklin, Indiana, OTCBB “TDCB.OB”

Robert D. Heuchan, President and CEO of Third Century Bancorp, the holding company of Mutual Savings Bank, announced that for the quarter ended June 30, 2005, net income amounted to $121,000, a decrease of 52.36% from the earnings for the quarter ended June 30, 2004. For the six months ended June 30, 2005, net income amounted to $201,000, a decrease of 45.97% from earnings for the six months ended June 30, 2004.

The decrease in the quarterly, as well as year-to-date, earnings is primarily due to increased salaries and employee benefits. The addition of staff to meet the increased regulatory demands required of a public company led to the increased expense. Salaries and employee benefits increased $169,000, or 31.47%, from $537,000 for the quarter ended June 30, 2004 to $706,000 for the quarter ended June 30, 2005. For the six months ended June 30, 2005, salaries and employee benefits increased $358,000 to $1.4 million, or 32.60%, from $1.1 million for the six months ended June 30, 2004.

Total assets increased $624,000 at June 30, 2005 to $126.8 million from $126.2 million at December 31, 2004. The increase in assets was primarily due to growth in loans outstanding of $5.1 million, or 5.17%, from $98.8 million at December 31, 2004 to $104.0 million at June 30, 2005.

Deposits increased to $87.3 million at June 30, 2005 from $86.4 million at December 31, 2004, an increase of $898,000, or 1.04%. Savings, NOW and money market deposits outstanding increased $3.8 million, 9.34%, from December 31, 2004, while demand deposits and time deposits declined $2.6 million, or 23.07%, and $233,000, or 0.66%, respectively.

On April 29, 2005, Mutual Savings Bank closed its branch at the Indiana Masonic Home, 690 State Street, Franklin, Indiana. On May 1, 2005, the Bank froze the multi-employer defined benefit pension plan as a cost-control measure for the future.

Forward-looking statements made herein reflect management’s expectation as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, as well as in Nineveh and Trafalgar, Indiana.

Selected Consolidated Financial Data

	At June 30,	At December 31,
	2005	2004
Selected Consolidated Financial Condition Data:	(In Thousands)
Total Amount of:
Assets	$126,787	$126,163
Loans Receivable-Net	103,935	98,822
Cash and Cash Equivalents	6,417	12,057
Interest-bearing time deposits	300	200
Investment Securities	11,750	10,455
Deposits	87,306	86,408
FHLB Advances and Other Borrowings	16,000	16,500
Shareholders’ Equity-Net	22,904	22,833

	For the three months ended June 30,
	2005	2004
	(In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total Interest Income	$1,711	$1,475
Total Interest Expense	525	461
Net Interest Income	1,186	1,014
Provision for Losses on Loans	(20)	12
Net Interest Income After Provision for Losses on Loans	1,206	1,002
Total Other Income	184	293
General, Administrative and Other Expenses	1,189	904
Income Tax Expense	80	137
Net Income	121	254
Earnings per Share	.08	n/a

Selected Financial Ratios and Other Data:
Interest Rate Spread During Period	3.35%	3.69%
Net Yield on Interest-Earning Assets	3.86	3.90
Return on Average Assets	0.39	0.91
Return on Average Equity	2.10	17.31
Equity to Assets	18.06	18.10
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	130.01	111.90
Non-Performing Assets to Total Assets	0.08	0.27
Allowance for Loan Losses to Total Loans Outstanding	0.93	1.01
Net Charge-Offs to Average Total Loans Outstanding	0.00	0.04
General, Administrative and Other Expense to Average Assets	0.95	0.81
Effective income tax rate	39.80	35.04
Dividend Payout Ratio	109.30	n/a
Number of Full Service Offices	5	6

	For the six months ended June 30,
	2005	2004
	(In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total Interest Income	$3,352	$2,950
Total Interest Expense	998	927
Net Interest Income	2,354	2,023
Provision for Losses on Loans	(20)	24
Net Interest Income After Provision for Losses on Loans	2,374	1,999
Total Other Income	352	494
General, Administrative and Other Expenses	2,393	1,878
Income Tax Expense	132	243
Net Income	201	372
Earnings per Share	.13	n/a

Selected Financial Ratios and Other Data:
Interest Rate Spread During Period	3.35%	3.77%
Net Yield on Interest-Earning Assets	3.84	3.94
Return on Average Assets	0.64	1.35
Return on Average Equity	3.49	10.58
Equity to Assets	18.06	18.10
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	129.70	109.84
Non-Performing Assets to Total Assets	0.08	0.27
Allowance for Loan Losses to Total Loans Outstanding	0.93	1.01
Net Charge-Offs to Average Total Loans Outstanding	0.01	0.08
General, Administrative and Other Expense to Average Assets	1.91	1.71
Effective income tax rate	39.64	39.51
Dividend Payout Ratio	65.80	n/a
Number of Full Service Offices	5	6